Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Pebblebrook Hotel Trust:

We consent (a) to the use of our report dated March 24, 2010, with respect to the consolidated financial statements of Pebblebrook Hotel Trust and subsidiaries (the Company) as of December 31, 2009, and for the period from October 2, 2009 (inception) through December 31, 2009; (b) to the use of our report dated July 9, 2010, with respect to the financial statements of the Doubletree Bethesda Hotel and Executive Meeting Center as of December 31, 2009 and 2008, and for the years then ended; (c) to the use of our report dated July 9, 2010, with respect to the financial statements of the Sir Francis Drake Hotel as of December 31, 2009 and 2008, and for the years then ended; (d) to the use of our report dated July 9, 2010, with respect to the financial statements of the Intercontinental Buckhead Hotel as of December 31, 2009 and 2008, and for the years then ended; and, (e) to the use of our report dated July 9, 2010, with respect to the financial statements of the Hotel Monaco Washington DC as of December 31, 2009 and 2008, and for the years then ended, included herein and to the references to our firm under the headings “Selected Financial Data”, “Experts” and “Unaudited Pro Forma Financial Information” in the prospectus.

/s/ KPMG, LLP

McLean, Virginia
July 20, 2010